THE MGP INGREDIENTS, INC.
SHORT TERM INCENTIVE PLAN
1.Background and Purpose.
1.1Purpose. The purpose of the MGP Ingredients, Inc. Short Term Incentive Plan (the "Plan") is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.
1.2Effective Date. The Plan is effective as of January 1, 2022 (the "Effective Date"), and shall remain in effect until it has been terminated pursuant to Section 9.6.
2.Definitions. The following terms shall have the following meanings:
2.1"Affiliate" means any corporation or other entity controlled by the Company.
2.2"Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.
2.3"Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.
2.4"Board" means the Board of Directors of the Company, as constituted from time to time.
2.5"Cause" means:
(a)If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; or
(b)If no such agreement exists, or if such agreement does not define Cause:
(i)the Participant's willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)the Participant's engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;
(iii)the Participant's embezzlement, misappropriation or fraud, whether or not related to the Participant's employment with the Company;
(iv)the Participant's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant's ability to perform services for the Company or results in material harm to the Company or its Affiliates; or
(v)the Participant's violation of any restrictive covenants entered into between the Participant and the Company or the Company's Code of Conduct.
2.6"Change in Control" means:
(a)The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Affiliates, taken as a whole, to any person that is not an Affiliate of the Company;
(b)The Incumbent Directors cease for any reason to constitute at least a majority of the Board;
(c)The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;
(d)The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), of 50 % or more (on a fully diluted basis) of either (i) the then outstanding Shares of the Company, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition; or
(e)The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the "Surviving Company"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the

Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.
2.7"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.8"Committee" means the Board’s Human Resources and Compensation Committee or such other committee appointed by the Board to administer the Plan pursuant to Section 3.1.
2.9"Company" means MGP Ingredients, Inc., a Kansas corporation, and any successor thereto.
2.10"Disability" means unless otherwise defined in an employment agreement between the Participant and the Company, permanent and total disability within the meaning of Section 22(e)(3) of the Code.
2.11"Incumbent Directors" means the individuals who, as of the date the Plan is adopted, are directors of the Company and any individual who becomes a director subsequent to such date whose election, nomination for election by the Company's shareholders, or appointment, was approved by a vote of at least two-thirds of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).
2.12"Participant" means as to any Performance Period, the employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.
2.13"Performance Criteria" means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with Section 5.2:
(a)net earnings or net income (before or after taxes);
(b)basic or diluted earnings per share (before or after taxes);
(c)net revenues or net revenue growth;
(d)gross revenue;
(e)gross profit or gross profit growth;
(f)net operating profit (before or after taxes);
(g)return on assets, capital, invested capital, equity or sales;
(h)cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(i)earnings before or after taxes, interest, depreciation and/or amortization (including EBIT, EBITDA, or adjusted EBITDA);
(j)gross or operating margins;
(k)improvements in capital structure;
(l)budget and expense management;
(m)productivity ratios;
(n)economic value added or other value-added measurements;
(o)share price (including, but not limited to, growth measures and total shareholder return);
(p)expense targets;
(q)margins;
(r)operating efficiency;
(s)working capital targets;
(t)enterprise value;
(u)safety record; and
(v)completion of acquisitions or business expansion.
Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.
2.14"Performance Goals" means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
2.15"Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
2.16"Plan" means the MGP Ingredients, Inc. Short Term Incentive Plan, as hereafter amended from time to time.
2.17"Plan Year" means the Company's fiscal year, which commences on January 1st and ends on December 31st.
2.18"Pro-Rated Award" means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.
2.19"Shares" means the shares of the Company's common stock.
2.20"Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
3.Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Members of the Committee shall be appointed by the Board.
3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (f) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (g) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.
3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility and Participation.
4.1Eligibility. Employees of the Company and its participating Affiliates, are eligible to participate in the Plan.
4.2Participation. The Committee, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
4.3New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award.
4.4Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.
5.Terms of Awards.
5.1Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.
5.2Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
5.3Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period in its sole discretion.
6.Payment of Awards.
6.1Determination of Awards.
(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant's Award.

(c)In determining the amount of each Award, the Committee may reduce, eliminate or increase the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.
6.2Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved.
6.3Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.
6.4Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
7.Termination of Employment.
7.1Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant's employment terminates for any reason prior to the date that Awards are paid, all of the Participant's rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-Rated Award, subject to the Committee's determination that the Performance Goals for the Performance Period have been met. Such Pro-Rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.
7.2Termination of Employment Due to Death or Disability. If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid a Pro-Rated Award or (if death or disability occurs following a Performance Period) the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Award or Pro-Rated Award, as applicable, will be made at the same time and in the same manner as Awards are paid to other Participants.
8.Change in Control.
8.1If a Change in Control occurs during a Performance Period, each Participant will receive his or her Target Award, without regard to actual performance and without proration for less than the full Performance Period. Awards paid in connection with a Change in Control will be paid within 30 days following the Change in Control.

9.General Provisions.
9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
9.2Non-transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
9.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
9.4No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
9.5Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
9.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.
9.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
9.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Kansas without regard to conflicts of law.
9.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
9.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
9.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
9.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
9.15Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
9.16Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 100 Commercial Street, Atchison, Kansas 66002.
9.17Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
9.18Clawback. All Awards are subject to the Company's Clawback Policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.
The action permitted to be taken by the Board under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.